SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   -----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                              (Amendment No. 1)(1)

                          The Taiwan Equity Fund, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    874031107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                September 30, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      |X|  Rule 13d-1(b)
      |_|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)

--------

     (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 Pages

-------------------------                           ---------------------------
|CUSIP NO. 874031107    |           13G            |     Page 2 of 7 Pages    |
|          ---------    |                          |         ---  ---         |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  454,000 shares                                   |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  454,000 shares                                   |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  454,000 shares                                                     |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  10.1%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 7 Pages

-------------------------                           ---------------------------
|CUSIP NO. 874031107    |           13G            |     Page 3 of 7 Pages    |
|          ---------    |                          |         ---  ---         |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Harvard University Master Trust Fund                           |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  28,000 shares                                    |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  28,000 shares                                    |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  28,000 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  0.6%                                                               |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  EP                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 7 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)   Name of Issuer:
                    The Taiwan Equity Fund, Inc.

     1(b)   Address of Issuer's Principal Executive Offices:
            c/o  Daiwa Securities Trust Company
                    One Evertrust Plaza
                    9th Floor
                    Jersey City, NJ  07302

Item 2(a)   Name of Person Filing:
                 (i)   President and Fellows of Harvard College ("P&F")

                 (ii)  The Harvard University Master Trust Fund ("HUMT")

     2(b)   Address of Principal Business Office or, if none, Residence:
                 (i)   P&F:  c/o Harvard Management Company, Inc.
                                 600 Atlantic Avenue
                                 Boston, MA  02210

                 (ii)  HUMT: 1350 Massachusetts Avenue
                                 Holyoke Center, Room 340
                                 Cambridge, MA  02138

     2(c)   Citizenship:
                 (i)   P&F: Massachusetts
                 (ii)  HUMT: Massachusetts

     2(d)   Title of Class of Securities:
                       Common Stock

     2(e)   CUSIP Number:
                       874031107

Item 3      If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
            The entities filing are a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4      Ownership:

     4(a)   Amount beneficially owned:
                 (i)   P&F:    454,000 shares
                 (ii)  HUMT:    28,000 shares


                                Page 4 of 7 Pages

     4(b)   Percent of Class:
                 (i)  P&F:    10.1%
                 (ii) HUMT:    0.6%

     4(c)   Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:
                       (i)  P&F:  454,000 shares
                       (ii) HUMT:  28,000 shares

                 (ii)  shared power to vote or to direct the vote:

                                    ---------

                 (iii) sole power to dispose or to direct the disposition of:
                       (i)  P&F:  454,000 shares
                       (ii) HUMT:  28,000 shares

                 (iv)  shared power to dispose or to direct the disposition of:
                                    --------

Item 5      Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6      Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                       Not Applicable.

Item 8      Identification and Classification of Members of the Group:
                       See Exhibit A.

Item 9      Notice of Dissolution of Group:
                       Not Applicable.


                                Page 5 of 7 Pages

Item 10 Certification:

        By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                      PRESIDENT AND FELLOWS OF
                                      HARVARD COLLEGE


                                      By: /s/ Michael S. Pradko
                                          -----------------------
                                          Name: Michael S. Pradko
                                          Title: Authorized Signatory


                                      THE HARVARD UNIVERSITY MASTER
                                      TRUST FUND


                                      By: /s/ Michael S. Pradko
                                          ---------------------
                                          Name: Michael S. Pradko
                                          Title: Authorized Signatory


October 7, 1998

                                Page 6 of 7 Pages

                                    Exhibit A
                                    ---------

         Members of Group                                            Item 3 Classification
         ----------------                                            ---------------------
(1) President and Fellows of Harvard College                                EP

(2) The Harvard University Master Trust Fund                                EP

                                Page 7 of 7 Pages